EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

Chapter 11

In re:
Pinnacle Airlines Corp. et al. (1)			Case No. 12-11343-REG
Debtors			(jointly administered)

MONTHLY OPERATING REPORT
FOR THE MONTH ENDED JANUARY 31, 2013

DEBTORS' ADDRESS:	Pinnacle Airlines Corp.
One Commerce Square
40 S. Main Street
Memphis, TN 38103

DEBTORS' ATTORNEYS:	Marshall S. Huebner
Damian S. Schaible
Darren S. Klein
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Telephone: (212) 450-4000
Facsimile: (212) 607-7984

DISBURSEMENTS (IN THOUSANDS)			$55,142
FOR THE MONTH ENDED JANUARY 31, 2013

CONSOLIDATED NET LOSS (IN THOUSANDS)			$4,124
FOR THE MONTH ENDED JANUARY 31, 2013

	REPORT PREPARER:	Pinnacle Airlines Corp.

The undersigned, having reviewed the attached report and being familiar with the Debtors' financial affairs, verifies under penalty of perjury that the information contained therein is complete, accurate and truthful to the best of my knowledge. (2)

By: /s/ Thomas M. Schmidt
Thomas M. Schmidt			Date: February 25, 2013
Vice President, Finance and Controller

(1) See Schedule 1 for a listing of Debtors by case number.
(2) All amounts herein are unaudited and subject to revision. The Debtors reserve all rights to revise this report.

Pinnacle Airlines Corp.
Debtors and Debtors in Possession
Condensed Consolidated Balance Sheet
January 31, 2013
(Unaudited) (In thousands)

Assets
Current assets
Cash and cash equivalents	$32,685
Restricted cash	13,539
Receivables, net	41,171
Spare parts and supplies, net	23,659
Prepaid expenses and other assets	13,236
Assets held for sale	43,252
Deferred income taxes, net	13,158
Income taxes receivable	877
Total current assets	181,577

Property and equipment
Flight equipment	393,187
Other property and equipment	61,647
Less accumulated depreciation	(122,185)
Net property and equipment	332,649

Other assets, primarily insurance receivables	221,478
Debt issuance costs, net	1,853
Goodwill	22,282
Intangible assets, net	14,519
Total assets	$774,358

The accompanying notes are an integral part of the financial statements.

Pinnacle Airlines Corp.
Debtors and Debtors in Possession
Condensed Consolidated Balance Sheet
January 31, 2013
(Unaudited) (In thousands)

Liabilities and stockholders' equity
Current liabilities
Current maturities of long-term debt	$99,839
Accounts payable	30,300
Deferred revenue	24,741
Accrued expenses and other current liabilities	96,117
Total current liabilities	250,997

Long-term debt, less current maturities	26,180
Deferred revenue, net of current portion	94,371
Deferred income taxes, net of allowance	18,937
Other liabilities	194,057

Liabilities subject to compromise	322,945

Stockholders' equity
Common stock, $.01 par value	235
Treasury stock, at cost	(69,229)
Additional paid-in capital	128,708
Accumulated other comprehensive loss	(4,444)
Accumulated deficit	(188,399)
Total stockholders' equity	(133,129)
Total liabilities and stockholders' equity	$774,358

The accompanying notes are an integral part of the financial statements.

Pinnacle Airlines Corp.
Debtors and Debtors in Possession
Condensed Consolidated Statement of Operations
Month Ended January 31, 2013
(Unaudited) (In thousands)

Operating revenues
Regional airline services	$59,232
Other	(6)
Total operating revenues	59,226

Operating expenses
Salaries, wages and benefits	26,479
Aircraft rentals	10,988
Ground handling services	103
Aircraft maintenance, materials and repairs	11,948
Other rentals and landing fees	932
Aircraft fuel	27
Commissions and passenger related expense	299
Depreciation and amortization	2,774
Integration costs	65
Other	7,059
Total operating expenses	60,674

Operating loss	(1,448)

Other income (expense)
Interest expense	(2,426)
Total other income (expense)	(2,426)

Loss before taxes and reorganization items	(3,874)

Reorganization items, net	(222)

Loss before income taxes	(4,096)
Income tax expense	(28)
Net loss	$(4,124)

The accompanying notes are an integral part of the financial statements.

Pinnacle Airlines Corp.
Debtors and Debtors in Possession
Condensed Statement of Cash Flows
Month Ended January 31, 2013
(Unaudited) (In thousands)

Cash provided by (used in) operating activities	$(14,666)

Investing activities
Purchases of property and equipment, net	(120)
Proceeds from sale of assets	264
Cash provided by (used in) investing activities	144

Financing activities
Proceeds from debt	20,000
Payments on debt	(2,609)
Other financing activities	(27)
Cash provided by (used in) financing activities	17,364

Net increase (decrease) in cash and cash equivalents	2,842
Cash and cash equivalents at beginning of period	29,843

Cash and cash equivalents at end of period	$32,685

The accompanying notes are an integral part of the financial statements.

PINNACLE AIRLINES CORP., et al.
DEBTORS AND DEBTORS IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.   Organization

The Condensed Consolidated Financial Statements include the accounts of Pinnacle Airlines Corp. (the “Company”) and its direct and indirect subsidiaries, including Colgan Air, Inc., Mesaba Aviation, Inc., Pinnacle Airlines, Inc., and Pinnacle East Coast Operations Inc.  For further information, refer to the consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K filed with the SEC on May 31, 2012 (“2011 Form 10-K”).

2.  Basis of Presentation

On April 1, 2012 (the “Petition Date”), the Company and its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The Chapter 11 cases are being jointly administered under the caption “In re Pinnacle Airlines Corp., et al, Case No. 12-11343-REG.”

The Debtors are operating their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provision of the Bankruptcy Code and the orders of the Bankruptcy Court.  In general, as debtors-in-possession under the Bankruptcy Code, the Debtors are authorized to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.  The Bankruptcy Code enables the Company to continue to operate its business without interruption, and the Bankruptcy Court has granted additional relief covering, among other things, obligations to (i) employees, (ii) taxing authorities, (iii) insurance providers, (iv) foreign vendors, (v) fuel suppliers, (vi) other airlines pursuant to certain interline agreements, and (vii) perform under certain term sheets with United Airlines, Inc. and Export Development Canada (“EDC”).

While operating as debtors-in-possession under Chapter 11 of the Bankruptcy Code, the Debtors may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or otherwise as permitted in the ordinary course of business.

This Monthly Operating Report (“MOR”) was prepared on a consolidated basis for the Company and its subsidiaries, all of which filed voluntary petitions for relief under Chapter 11.  This MOR is unaudited, is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the monthly reporting requirements for Chapter 11 debtors as required by the Office of the United States Trustee for the Southern District of New York (the “U.S. Trustee”) and the Bankruptcy Court.  This MOR does not include all the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements.  Therefore, there can be no assurance that the condensed consolidated financial information presented herein is complete and readers are strongly cautioned not to place undue reliance on this MOR.  This MOR should be read in conjunction with the Debtors’ previously filed financial statements and accompanying notes in the Company’s annual and quarterly reports that are filed with the United States Securities and Exchange Commission (the “SEC”).   Results of operations for the period presented herein are not necessarily indicative of results of operations for the entire year.

In accordance with GAAP, the Debtors have applied ASC 852, “Reorganizations,” (“ASC 852”) in preparing the Condensed Consolidated Financial Statements.  ASC 852 requires that the financial statements, for periods subsequent to the Chapter 11 cases, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.  Accordingly, certain expenses (including professional fees) and realized losses connected with the reorganization and incurred in the Chapter 11 cases are recorded in Reorganization Items, net, on the accompanying Condensed Consolidated Statement of Operations.  In addition, prepetition obligations that may be impacted by the Chapter 11 reorganization process have been classified on the Condensed Consolidated Balance Sheet in liabilities subject to compromise.  These liabilities are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts (See Note 4).

The Debtors have also prepared these unaudited Condensed Consolidated Financial Statements on a going concern basis, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business.  Accordingly, the Debtors’ Condensed Consolidated Financial Statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Debtors be unable to continue as a going concern.

The accompanying Condensed Consolidated Financial Statements do not purport to reflect or provide for the consequences of the Chapter 11 cases, other than as set forth under “Liabilities subject to compromise” on the accompanying Condensed Consolidated Balance Sheet and “Income (loss) before reorganization items” and “Reorganization items, net” on the accompanying Condensed Consolidated Statement of Operations.  In particular, the financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (3) as to stockholders’ equity accounts, the effect of any changes that may be made to the Debtors’ capitalization, or (4) as to operations, the effect of any changes that may be made to the Debtors’ business.

No assurance can be given as to the value, if any, that may be ascribed to the Debtors’ various prepetition liabilities and other securities.  The Company cannot predict what the ultimate value of any of its securities may be.  Under the Proposed Plan (defined and described below), holders of such securities would not be entitled to any distributions on account thereof, and, in most other cases under Chapter 11 of the Bankruptcy Code, holders of equity securities receive no recovery of value from their investment.  Accordingly, the Debtors urge that caution be exercised with respect to existing and future investments in any of these securities or other Debtor claims.  In addition, trading in the Company’s common stock on the Nasdaq Global Select Market (“NASDAQ”) was suspended on April 11, 2012, and the Company’s common stock was delisted by the SEC from the NASDAQ on April 20, 2012.  On April 21, 2012, the Company’s common stock began trading under the symbol “PNCLQ” on the Pink OTC Markets, Inc., operated by OTC Markets Group (www.otcmarkets.com).   Additional information about the Chapter 11 cases, court filings and claims information is available on the internet at www.pinnaclerestructuring.com.

3.  Chapter 11 Proceedings and Reorganization Update for the Reporting Period

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.  On February 5, 2013, Ryan Gumm joined the company as senior vice president and chief operating officer.  On the date the Debtors emerge from bankruptcy, Mr. Gumm shall become the President and Chief Executive Officer of the Company, and John Spanjers will retire.

On February 5, 2013, the Debtors filed a motion seeking an order authorizing certain changes to the Company’s Board of Directors including reducing the size of the Board to seven members.  As contemplated by the motion, Ian Massey, James E. McGehee, Jr., Susan M. Coughlin, R. Philip Shannon, Alfred T. Spain and Nicholas R. Tomassetti would resign.  The replacement members of the Board would include Ryan Gumm, the Debtors’ Chief Operating Officer; Donald T. Bornhorst, Senior Vice President, Delta Connection at Delta; Loren Neuenschwander, Managing Director, Alliance Partnerships at Delta; and Barry Wilbur, Managing Director, Flying Operations at Delta.  On February 14, 2013, an Order Granting Motion Authorizing Appointment of Replacement Directors was granted.

Headquarters Relocation.   On January 28, 2013, the Debtors filed a motion seeking authority to transition their headquarters from Memphis, Tennessee to premises subleased from Delta at Minneapolis-Saint Paul International Airport in order to achieve certain cost savings and to better coordinate day-to-day operations with Delta.   On February 8, 2013, the Bankruptcy Court approved an order allowing the Debtors to enter into a nonresidential real property sublease for the new headquarters.  The Debtors tentatively expect the move to be completed by May 2013.

Effect of Automatic Stay.  Subject to certain exceptions under the Bankruptcy Code, the filing of the Debtors’ Chapter 11 cases automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date.  Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the property of the Debtors, or to collect on monies owed or otherwise exercise rights or remedies with respect to a prepetition claim, are enjoined unless and until the Bankruptcy Court lifts the automatic stay as to any such claim.  Vendors are being paid for goods furnished and services provided after the Petition Date in the ordinary course of business.

Appointment of Creditors’ Committee.  On April 10, 2012, the U.S. Trustee appointed an official committee of unsecured creditors (the “Creditors’ Committee”) for the Chapter 11 cases.  An Amended Appointment of Official Committee of Unsecured Creditors was filed by the U.S. Trustee with the Bankruptcy Court on July 27, 2012.

Rejection of Executory Contracts.  Under Section 365 and other relevant sections of the Bankruptcy Code, the Debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including, without limitation, agreements relating to aircraft and aircraft engines (collectively, “Aircraft Property”) and leases of real property, subject to the approval of the Bankruptcy Court and certain other conditions.  On November 9, 2012, the Bankruptcy Court entered an Order approving the Debtors’ assumption of certain unexpired leases on nonresidential real property and acknowledging the Bankruptcy Court’s prior Order extending the time within which the Debtors may assume or reject unexpired leases on nonresidential real property to a date as may be agreed in writing between the Debtors and the applicable lessors.

In general, rejection of an executory contract or unexpired lease is treated as a prepetition breach of the executory contract or unexpired lease in question and, subject to certain exceptions, relieves the Debtors from performing their future obligations under such executory contract or unexpired lease, but entitles the contract counterparty or lessor to a prepetition general unsecured claim for damages caused by such deemed breach.  Counterparties to such rejected contracts or leases have the right to file claims against the Debtors’ estate for such damages.  Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing defaults under such executory contract or unexpired lease.

Any description of an executory contract or unexpired lease elsewhere in this report or reflected in these Notes, including where applicable the Debtors’ express termination rights or a quantification of their obligations, must be read in conjunction with, and is qualified by, any rights the Debtors or counterparties have under Section 365 of the Bankruptcy Code.

The Debtors expect that liabilities subject to compromise and resolution in the Chapter 11 cases will arise in the future as a result of damage claims created by the Debtors’ rejection of various executory contracts and unexpired leases.  Due to the uncertain nature of many of the potential rejection claims, the magnitude of such claims is not reasonably estimable at this time.  Such claims may be material (see “Liabilities Subject to Compromise” below).

Special Protection Applicable to Leases and Secured Financing of Aircraft and Aircraft Equipment.  Notwithstanding the general discussion above of the impact of the automatic stay, under Section 1110 of the Bankruptcy Code (“Section 1110”), beginning 60 days after filing a petition under Chapter 11, certain secured parties, lessors and conditional sales vendors may have a right to take possession of certain qualifying aircraft property that is leased or subject to a security interest or conditional sale contract (“Aircraft Property”), unless the Debtors, subject to approval by the Bankruptcy Court, agree to perform under the applicable agreement, and cure any defaults as provided in Section 1110 of the Bankruptcy Code (other than defaults of a kind specified in Section 365(b)(2) of the Bankruptcy Code).  Taking such action does not preclude the Debtors from later rejecting the applicable lease or abandoning the Aircraft Property subject to the related security agreement, or from later seeking to renegotiate the terms of the related financing.

The Debtors may extend the 60-day period by agreement of the relevant financing party, with Bankruptcy Court approval.  In the absence of an agreement and cure as described above or such an extension, the financing party may take possession of the Aircraft Property and enforce its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment.

The 60-day period under Section 1110 in the Chapter 11 cases expired on May 31, 2012.  In accordance with the Bankruptcy Court’s Order Authorizing the Debtors to (i) Enter into Agreements Under Section 1110(a) of the Bankruptcy Code, (ii) Enter into Stipulations to Extend the Time to Comply with Section 1110 of the Bankruptcy Code and (iii) File Redacted Section 1110(b) Stipulations, dated April 23, 2012, the Debtors have entered into agreements to extend the automatic stay or agreed to perform and cure defaults under financing agreements with respect to certain aircraft in their fleet and other Aircraft Property.  With respect to certain Aircraft Property, the Debtors have renegotiated terms of the related financings with Synovus Bank (“Synovus”), Cessna Finance Corporation (“Cessna”), EDC and General Electric.

In accordance with Section 1110 of the Bankruptcy Code, the Company has (i) rejected three leases relating to three Q400 aircraft, eight leases related to eight SAAB 340B aircraft and eight leases related to eight SAAB 340B+ aircraft; (ii) relinquished 28 Q400 aircraft that were subject to mortgages; (iii) made elections under Section 1110(a) of the Bankruptcy Code to retain 140 CRJ200 and 41 CRJ900 aircraft leased from Delta Air Lines, Inc. (“Delta”), eight owned SAAB 340B aircraft financed by Synovus and one owned SAAB 340B aircraft financed by Cessna on the terms provided in the related financing documents; and (iv) extended the Section 1110(b) election period for 16 CRJ900 aircraft.

Magnitude of Potential Claims.  On June 11, 2012, the Debtors filed with the Bankruptcy Court schedules and statements of financial affairs setting forth, among other things, the assets and liabilities of the Debtors, subject to the assumptions filed in connection therewith.  All of the schedules are subject to further amendment or modification.

Bankruptcy Rule 3003(c)(3) requires the Bankruptcy Court to fix the time within which proofs of claim must be filed in a Chapter 11 case pursuant to Section 501 of the Bankruptcy Code. The Bankruptcy Rules also provide that any creditor who asserts a claim against the Debtors that arose prior to the Petition Date and whose claim (i) is not listed on the Debtors’ schedules or (ii) is listed on the schedules as disputed, contingent, or unliquidated, must file a proof of claim.  On June 25, 2012, the Bankruptcy Court entered an Order establishing August 6, 2012 at 5:00 p.m. (Eastern Time) as the deadline for each person or entity other than any governmental units to file proofs of claim against any Debtor and September 28, 2012 at 5:00 p.m. (Eastern Time) as the deadline for any governmental units to file proofs of claims against any Debtor.  The Debtors expect there may be additional and amended claims filed after the expiration of these deadlines, including claims arising from the rejection of executory contracts and/or unexpired leases.

Differences between amounts scheduled by the Debtors and claims by creditors will be investigated and resolved in connection with the claims resolution process.  In light of the expected number of creditors, the claims resolution process may take considerable time to complete.  While the ultimate number and amount of allowed claims is not presently known, the projected recovery for each class of claims is set forth in the Proposed Plan.

Availability and Utilization of Net Operating Losses.  The availability and utilization of net operating losses (and utilization of alternative minimum tax credits) after the Debtors’ emergence from Chapter 11 is uncertain at this time and will be highly influenced by the composition of the plan of reorganization that is ultimately pursued.  On April 23, 2012, the Bankruptcy Court issued a Final Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Claims and Interests in the Debtors’ Estates, which restricts trading in the Company’s common stock and claims.  The order is intended to prevent certain transfers of the Company’s common stock and certain transfers of claims against the Debtors that could impair the ability of one or more of the Debtors’ estates to use their net operating loss carryovers and certain other tax attributes currently or on a reorganized basis.  Any acquisition, disposition, or other transfer of equity or claims on or after April 1, 2012 in violation of the restrictions set forth in the order will be null and void ab initio and/or subject to sanctions as an act in violation of the automatic stay under Sections 105(a) and 362 of the Bankruptcy Code.  The order applies to (i) “Substantial Equityholders,” i.e., persons who are, or as a result of a transaction would become, the beneficial owner of approximately 4.75 percent of the outstanding shares of the Company’s common stock and (ii) “Substantial Claimholders,” i.e., persons who are, or as a result of a transaction become, the beneficial owner of unsecured claims in excess of a threshold amount of unsecured claims (initially $5 million of unsecured claims, but which may be subsequently increased or decreased under certain circumstances in connection with the Debtors’ filing of a Chapter 11 plan).  In the case of Substantial Equityholders, the order imposes current restrictions with respect to the acquisition or disposition of the Company’s stock, and certain notifications may be required.  In the case of Substantial Claimholders, the order imposes a procedure pursuant to which, under certain circumstances, the claims acquired during the Chapter 11 cases may have to be resold, and certain notifications may be required.

Comprehensive Agreement.  On January 2, 2013, the Debtors entered into various agreements with Delta, Air Line Pilots Association, International (“ALPA”), the Creditors Committee, and/or Pinnacle Master Executive Council, relating to the modification of the collective bargaining agreement with the Company’s pilots, incremental debtor-in-possession financing from Delta, support for Debtors’ plan of reorganization, restructuring of the Debtors’ aircraft fleet, and amendments to the Debtors’ operating agreements with Delta (collectively, the “Comprehensive Agreement”).  Among other objectives, the Comprehensive Agreement provides a path for the Debtors to emerge from bankruptcy with a viable long-term business plan.  On January 16, 2013, the Bankruptcy Court approved entry into the agreements that comprise the Comprehensive Agreement.  The material terms of these agreements are described below.

Collective Bargaining Agreements.  The Bankruptcy Code provides a process for the modification and/or rejection of collective bargaining agreements (“CBAs”).  In particular, Section 1113(c) of the Bankruptcy Code permits a debtor to reject its CBAs if the debtor satisfies a number of statutorily prescribed substantive and procedural prerequisites and obtains the Bankruptcy Court’s approval to reject the CBAs.  The Section 1113(c) process requires that a debtor must make proposals to its unions to modify existing CBAs based on the most complete and reliable information available at the time the proposals are made.  The proposed modifications must be necessary to permit the reorganization of the debtor and must assure that all the affected parties are treated fairly and equitably.  The debtor must provide the unions with all information necessary to evaluate the proposals, and meet at reasonable times and confer in good faith with the unions in an effort to reach mutually agreeable modifications to the CBAs.

On May 8, 2012, the Company commenced the Section 1113(c) process with its unions and began negotiating in good faith for consensual agreements that achieve the necessary level of labor cost savings.  On June 22, these negotiations were temporarily suspended in order for the Debtors to re-evaluate their Business Plan.  Section 1113(c) negotiations resumed on August 16, 2012.  On August 30, 2012, the Company reached a tentative agreement with its dispatchers union, Transport Workers Union of America AFL-CIO (“TWU”), which was later ratified by TWU’s membership.

Given the Debtors’ need to restructure their labor costs expeditiously, on September 13, 2012, the Debtors filed a motion with the Bankruptcy Court under Section 1113(c) seeking court authorization to reject the current ALPA and Association of Flight Attendants (the “AFA”) CBAs and put in place new, cost competitive agreements that position the Debtors for viability.  On October 12, 2012, the Company reached a tentative agreement with the AFA regarding necessary concessions, which was ratified on November 6, 2012 by AFA’s membership.  On November 27, 2012, the Bankruptcy Court entered an order approving the agreements with AFA and TWU.  On December 17, 2012, the Company reached a tentative agreement with ALPA on concessions that cover pay, retirement, work rules and benefits.  That agreement was approved by the Bankruptcy Court on January 16, 2013 as part of the Comprehensive Agreement, and the cost reductions contained in the agreement with ALPA, along with those negotiated with the AFA and the TWU and similar reductions for non-union employees, became effective on that date.  The Company’s concessionary agreements with TWU and AFA were modestly modified to reduce concessions in light of the agreement reached with ALPA.

Debtor-in-Possession Financing.  In connection with the Debtors’ Chapter 11 cases, on May 18, 2012, the Debtors and Delta entered into a debtor-in-possession credit agreement pursuant to which Delta agreed to provide $74,285,000 in secured debtor-in-possession financing (“DIP Financing”) to the Company, guaranteed by the Company’s subsidiaries.  Such DIP Financing was approved by final order of the Bankruptcy Court on May 17, 2012 [ECF No. 316].

The DIP Financing initially had a term of one year from the date of the filing of the Debtors’ Chapter 11 cases (subject to early termination in certain instances).  It accrues interest at the rate of 12.5% per annum and there were no additional fees payable to Delta in connection with the DIP Financing.  The DIP Financing contains customary default provisions, and certain milestones that must be met relating to, among other things, the filing and confirmation of a plan of reorganization.  Approximately $46.2 million of this initial DIP Financing was used by the Debtors to repay Delta’s pre-petition secured promissory note and the balance of the initial DIP Financing was drawn to fund working capital needs.

As part of the Comprehensive Agreement, the Debtors entered into a Sixth Amendment to Senior Secured Super-Priority Debtor-in-Possession Credit Agreement (“Sixth Amendment”) that, among other things, increased the aggregate amount available under the DIP Financing by an incremental $52 million (the “Incremental Commitment”) so that the aggregate commitment under the DIP Financing, as amended, totals $126,285,000. $30 million of the Incremental Commitment will be available to fund the Debtors’ working capital needs and the remaining $22 million of the Incremental Commitment will be available solely in order to make (i) the Longevity Transition Payments required under the Bridge Agreement (defined and described below) and (ii) payments to taxing authorities for employer taxes relating thereto.  On January 31, 2013, the Debtors received $20 million of the additional $30 million Incremental Commitment to fund working capital needs.

The Sixth Amendment also extended the DIP Financing maturity date to May 15, 2013 from March 31, 2013 and extended the deadline for the Debtors to file a plan of reorganization and submit a disclosure statement to February 15, 2013.   If certain conditions are satisfied, including substantial consummation of a plan of reorganization that is reasonably acceptable to Delta and the absence of a continuing or unwaived default or event of default, Delta has agreed to convert a portion of the amount outstanding under the DIP Financing into a 10-year senior secured exit financing facility, and to convert the remaining amount outstanding under the DIP Financing into equity of the reorganized Company as part of the consummation of the Proposed Plan described below.  Based on the revised Amendment, the long-term debt portion of the DIP Financing was reclassified from long-term debt to current debt in January, 2013.

Restructuring Support Agreement.   As part of the Comprehensive Agreement, the Debtors, Delta, and the Creditors’ Committee, agreed, subject to certain conditions, to support solicitation, approval, and consummation of a plan of reorganization (the “Proposed Plan”) that will provide, among other things, for the following treatment of claims: allowed administrative and priority claims other than tax claims will be paid in full upon emergence; a portion of Delta’s claims on account of outstanding DIP Financing obligations (the “DIP Claims”) will convert into an exit facility and the remaining balance of the DIP Claims will convert into equity in the reorganized Company; the obligations under the Amended and Restated Credit Agreement among certain of the Debtors, CIT Bank, and the other lenders party thereto from time to time will be reinstated; holders of allowed other secured claims will receive either (a) payment in full in cash or (b) delivery of the collateral securing their claims; holders of allowed unsecured claims will receive their pro rata share of a trust that will be established and funded by Delta with $2.25 million (less certain costs and expenses incurred by the Creditors’ Committee in connection with specified investigations).  The Proposed Plan would grant broad general Debtor and third party releases from claims to Delta, the Creditors’ Committee, the Debtors and the reorganized Debtors, including specified affiliates, current and former employees, directors, and advisors.

The Proposed Plan, or any other proposed reorganization plan, will be subject to revision prior to submission to the Bankruptcy Court based upon discussions with Delta, the Creditors’ Committee, the Debtors’ creditors and other interested parties, and thereafter in response to interested parties’ objections and the requirements of the Bankruptcy Code and the Bankruptcy Court.  There can be no assurance that the Debtors will be able to secure approval for the Proposed Plan or any other proposed plan of reorganization from the Bankruptcy Court.

In the event that the Debtors are unable to secure approval of the Proposed Plan or another proposed plan of reorganization by the deadline required under the DIP Financing, the Debtors’ outstanding principal and interest obligations under the DIP Financing could become immediately due and payable.

Reorganization Plan.   In order for the Debtors to emerge successfully from Chapter 11, the Debtors must obtain the Bankruptcy Court’s approval of a reorganization plan, which will enable the Debtors to transition from Chapter 11 into ordinary course operations outside of bankruptcy.  A reorganization plan determines the rights and satisfaction of claims of various creditors and parties-in-interest, and is subject to the ultimate outcome of negotiations and Bankruptcy Court decisions ongoing through the date of which the reorganization plan is confirmed.

On January 14, 2013, the Bankruptcy Court entered an order extending the Debtors’ exclusive periods within which to file and solicit acceptances of a plan of reorganization by 90 days, from January 25, 2013 and March 27, 2013, respectively, to April 25, 2013 and June 25, 2013, respectively.

On February 1, 2013, the Debtors filed (a) a Proposed Plan consistent with the Restructuring Support Agreement, (b) a Disclosure Statement describing the terms of the Proposed Plan and (c) a motion to approve procedures to solicit creditors’ votes on the Proposed Plan.  A hearing to consider the approval of such motion will be held with the Bankruptcy Court on March 7, 2013.

Bridge Agreement.  As part of the Comprehensive Agreement the Company, ALPA, Delta, and the Pinnacle Master Executive Council entered into a bridge agreement that provides commitments by Delta to maintain at the Company no fewer than 41 76-seat aircraft and to place and maintain at the Company an incremental 40 76-seat aircraft deliveries above the current total, and establishes enhanced opportunities, benefits, and Longevity Transition Payments (as defined in the Bridge Agreements) to the Company’s pilots.

Letter of Agreement.  As part of the Comprehensive Agreement, the Company and ALPA entered a letter agreement that provides for reductions in pay, benefits and modifications to work rules that the Debtors expect will result in annual labor cost savings of approximately $30 million once the Debtors’ transition to their new aircraft fleet, and substantially higher savings during the interim period.

Amendments to Delta Operating Agreements.  As part of the Comprehensive Agreement, the Debtors and Delta agreed to amend the agreements under which the Debtors operate to provide, among other things, that: (i) Delta commits to place and maintain at the Debtors the incremental 40 76-seater deliveries above the total in the Delta Connection fleet as of December 1, 2012; (ii) the new CRJ900 aircraft will be subject to the same lease terms and conditions as the 41 CRJ900 aircraft currently leased from Delta; (iii) either:  (a) Delta and the Debtors shall agree on a schedule for the early termination and return of the 140 CRJ200 aircraft under the existing CRJ200 operating agreement; or (b) Delta may provide Pinnacle with 90 days advance written notice with respect to early termination and return of any CRJ200 leased aircraft under that agreement ; and (iv) the Debtors will not need to comply with aircraft return conditions for such CRJ200 aircraft and shall have no liability to Delta with respect to the early termination and return of such aircraft.

Asset value of CRJ 900 Aircraft.  In September 2012, Pinnacle wrote down the value of 16 owned CRJ900 aircraft to the current debt balance with the aircraft financier, EDC, which resulted in a one-time restructuring charge of $72.5 million.  Those aircraft are currently being used to provide services under a capacity purchase agreement that has been amended to wind down by May 2013.

Assets Held for Sale.  In November, 2012, Pinnacle’s management determined to market for sale assets with a net book value of $43.7 million in connection with the wind-down of the Colgan and Mesaba Saab and Colgan Q400 operations.  These “held-for-sale” assets consist of 22 Saab aircrafts, totaling $19.8 million, and 22 Saab/Mesaba aircraft engines, rotables, and other inventory, totaling $23.9 million.  Efforts to sell the assets have commenced and sales are expected to be completed during 2013.

4.  Liabilities Subject to Compromise

The following table summarizes the components of liabilities subject to compromise included on the Condensed Consolidated Balance Sheet as of January 31, 2013:

(in thousands)

Long-term debt	$246,208
Accounts payable and other accrued liabilities	76,737
Total liabilities subject to compromise	$322,945

Liabilities subject to compromise refers to prepetition obligations which may be impacted by the Chapter 11 reorganization process.  These amounts represent the Debtors’ current estimate of known or potential prepetition obligations to be resolved in connection with the Chapter 11 cases.  In accordance with ASC 852, substantially all of the Company’s unsecured debt has been classified as liabilities subject to compromise.  Additionally, certain of the Company’s undersecured debt instruments have also been classified as liabilities subject to compromise.

Differences between liabilities the Debtors have estimated and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process.  The Company will continue to evaluate these liabilities throughout the Chapter 11 proceedings and adjust amounts as necessary.  Such adjustments may be material.  In light of the expected number of creditors, the claims resolution process may take considerable time to complete.  Accordingly, the ultimate number and amount of allowed claims is not presently known.

5.  Reorganization Items, Net

Reorganization items refer to revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the Chapter 11 cases.

The following table summarizes the components included in Reorganization items, net, on the Condensed Consolidated Statement of Operations for the month ended January 31, 2013:

Income/(expense) (in thousands)

Professional fees, including court approved advisors	$(251)
Other	29
Total reorganization items, net	$(222)

Professional fees directly related to the reorganization (“Professional Fees”) include fees associated with advisors to the Debtors, the statutory committee of unsecured creditors and certain secured creditors.  Professional Fees for the month of January 2013 were estimated by the Debtors and will be reconciled to actual invoices when received.  Other income includes a final adjustment to the Pinnpro ground service equipment closing.

6.  Interest Expense

In accordance with ASC 852, the Debtors record interest expense only to the extent (1) interest will be paid during the Chapter 11 cases or (2) it is probable that the Bankruptcy Court will allow a claim in respect of such interest.  Interest expense recorded on the Condensed Consolidated Statement of Operations totaled $2.4 million for the month ended January 31, 2013.

7.  Insurance

Premiums to date for all insurance policies, including workers’ compensation and disability insurance, have been paid in accordance with each respective policy’s payment terms.  No payments are past due.

8.  Restricted Cash and Short-term Investments

The Company has restricted cash and short-term investments related primarily to collateral for standby letter of credit facilities that the Company maintains for various vendors and funds held for certain tax obligations.

Pinnacle Airlines Corp.			Schedule 1
Debtors and Debtors in Possession
Total Disbursements by Filed Legal Entity
Month Ended January 31, 2013
(Unaudited) (In thousands)

Legal Entity	Case Number	Disbursements

Pinnacle East Coast Operations	12-11342	$-

Pinnacle Airlines Corp.	12-11343	8,889

Colgan Air, Inc.	12-11344	557

Mesaba Aviation, Inc	12-11345	1,652

Pinnacle Airlines, Inc	12-11346	44,044

		$55,142

Pinnacle Airlines Corp.		Schedule 2
Debtors and Debtors in Possession
Schedule of Federal, State, and Local Taxes Collected, Received, Due or Withheld
Month Ended January 31, 2013
(Unaudited) (In thousands)

Payroll Taxes
Gross wages and salaries paid or incurred	$23,335

Payroll taxes withheld employee	3,383
Payroll taxes from employer	3,341
Total payroll taxes withheld	6,724
Amount of payroll tax remitted to tax authorities	8,830
Date(s) remitted to tax authorities (1)	Various

Sales & Use Taxes
Sales & use tax collected and incurred	-
Amount of sales & use tax remitted to tax authorities	-
Date(s) remitted to tax authorities	-

Property taxes paid	-

Franchise taxes paid	$39

(1)	Payroll tax remittance does not equal tax withheld because of tax entity payment timing requirements.

Pinnacle Airlines Corp.		Schedule 3
Debtors and Debtors in Possession
Total Disbursements to Retained Professionals
Month Ended January 31, 2013
(Unaudited) (In thousands)

Retained Professionals	Disbursements (1)

Debtor’s Advisors and Notice and Claims Agent:
Seabury Advisors, LLC	$532
Davis Polk & Wardwell, LLP	309
Akin Gump Strauss Hauer	261
Barclays Capital	185
Epiq Bankruptcy Solutions	81

Advisors to Unsecured Creditors’ Committee:
Imperial Capital, LLC	202
Morrison & Foerster, LLP	24
	$1,594

(1) The Debtors have retained certain legal and financial professionals to advise them in the Chapter 11 cases. The Unsecured
Creditors’ Committee also retained certain legal and financial professionals in connection with the Chapter 11 cases. For the month of January 2013, based on the Debtors’ booksand records, the Debtors’ recognized $251 thousand of professional fees relating to such professionals, as indicated in Note 5 to the Condensed Consolidated Financial Statements. Any payments to such professionals will be made in accordance with applicable orders of the Bankruptcy Court.

Pinnacle Airlines Corp.				Schedule 4
Debtors and Debtors in Possession
Total Disbursements by Filed Legal Entity
Month Ended January 31, 2013
(Unaudited)

In re:	PINNACLE AIRLINES CORP., et al.		Case No.	12-11343 (REG)
	Debtor		Reporting Period:	January, 2013

DEBTOR QUESTIONNAIRE

		Must be completed each month. If the answer to any of the questions is “Yes”, provide a detailed explanation of each item. Attach additional sheets if necessary.	Yes	No
	1	Have any assets been sold or transferred outside the normal course of business this reporting period?	X (1)
	2	Have any funds been disbursed from any account other than a debtor in possession account this reporting period?		X
	3	Is the Debtor delinquent in the timely filing of any post-petition tax returns?		X
	4	Are workers compensation, general liability or other necessary insurance coverages expired or cancelled, or has the debtor received notice of expiration or cancellation of such policies?		X
	5	Is the Debtor delinquent in paying any insurance premium payment?		X
	6	Have any payments been made on pre-petition liabilities this reporting period?	X (2)
	7	Are any post petition receivables (accounts, notes or loans) due from related parties?		X
	8	Are any post petition payroll taxes past due?		X
	9	Are any post petition State or Federal income taxes past due?		X
	10	Are any post petition real estate taxes past due?		X
	11	Are any other post petition taxes past due?		X
	12	Have any pre-petition taxes been paid during this reporting period?	X (2)
	13	Are any amounts owed to post petition creditors delinquent?	X (3)
	14	Are any wage payments past due?		X
	15	Have any post petition loans been received by the Debtor from any party?	X (4)
	16	Is the Debtor delinquent in paying any U.S. Trustee fees?		X
	17	Is the Debtor delinquent with any court ordered payments to attorneys or other professionals?		X
	18	Have the owners or shareholders received any compensation outside of the normal course of business?		X

	(1)	Assets are sold periodically pursuant to procedural orders approved by the court.
	(2)	Payments of pre-petition liabilities and taxes are periodically made pursuant to various “first day” orders approved by the Court.
(3)
Past due amounts reflect normal processing lag time and vendors not submitting invoices in a timely manner.  Debtors intend to pay undisputed past due post-petition debts in the ordinary course of business.

(4)
On May 17, 2012, the Court approved an order authorizing the Debtors to obtain debtor-in-possession financing of up to $74,285,000.  Approximately $46.2 million of this initial DIP Financing was used by the Debtors to repay Delta’s pre-petition secured promissory note and the balance of the initial DIP Financing was drawn to fund working capital needs.  On January 16, 2013, the court approved an order allowing an additional $52 million of post-petition financing.  Of this amount, $30 million will be available to fund daily working capital requirements.  The remaining $22 million will be used solely for ALPA pilot longevity transition payments and the related payroll taxes thereto.  The total commitment available under the Credit Agreement, as amended will be $126,285,000.  On January 31, 2013, the Debtors received $20 million of the additional $30 million incremental commitment to fund working capital needs.